EXHIBIT 10.R

Johnson Controls, Inc.
5757 North Green Bay Avenue
Post Office Box 591
Milwaukee, WI 53201-0591
Tel. 414/524 2233
FAX: 414/524 3311

John M. Barth
President and
Chief Executive Officer

Mr. Giovanni Fiori
Via Riaffrico, 38
51016 Montecatini Terme
(Pistoia) ITALY

November 21, 2002

Dear John:

          Upon your signature, this letter shall be effective as an amendment to the Executive Employment Agreement covering your employment by Johnson Controls, Inc. or its affiliated companies, (“JCI”). It is recognized that you are not covered by a JCI pension, unlike other members of JCI senior management, and to compensate for this difference it is agreed as follows:

1.       Should you choose to work at JCI until your 65th birthday, you would be paid a supplemental pension of E25,000 per month until your death.

2.       Should you choose to take early retirement prior to your 65th birthday, you would be paid a severance payment of E2,000,000 in lump sum upon such early retirement in lieu of any pension. Such severance payment would be paid upon execution of the Agreement attached as Exhibit A.

3.       You will be enrolled in the JCI Executive Survivor Plan effective immediately to provide protection against the financial impact of death prior to your retirement. The Plan is attached as Exhibit B.

          Your actual retirement date would need to be mutually agreed upon between us no later than July 1, 2005. If you understand the terms of this letter and are in agreement with its terms, please sign both copies of this letter and keep one copy for your personal files.

GIOVANNI FIORI	JOHNSON CONTROLS, INC.

/s/ GIOVANNI FIORI	By: /s/ JOHN M. BARTH

Date: December 4, 2002	Title: President & CEO

Attachments

Johnson Controls, Inc.
5757 North Green Bay Avenue
Post Office Box 591
Milwaukee, WI 53201-0591
Tel. 414/524 2233
FAX: 414/524 3311

Exhibit A

SETTLEMENT AGREEMENT

BETWEEN

                                               with registered office at                                               , (hereinafter “The Company”) in the person of its special attorney, by virtue of the special power of attorney granted to him on                                       — on the one part –

AND

                                             , born in                    , on                              and resident at                                                                          , — on the other part –

WHEREAS

a) There has been an employment relationship in force for an indefinite term between                              and                              since                                               .
b) The parties have decided to mutually terminate the employment between                              and                                       and to finally settle all outstanding questions in relation to the same.

NOW HAVING REGARD TO ALL THE ABOVE

with a view to settling all outstanding questions as indicated above and preventing any other question arising from the employment relationship arising between the parties, the parties,

HEREBY AGREE AND STIPULATE AS FOLLOWS

1.   Recitals.

The above Recitals are incorporated herein and form a substantial part of these Minutes.

2.   Termination of employment.

A) The employment relationship between the parties will be terminated by mutual agreement for all legal effects by virtue of the consent expressed herein on the date hereof, i.e.                    , and waiving all reciprocal obligations relative to notice.

B) The Company by virtue of the mutual termination of the employment undertakes to pay to Mr.                     all the indemnities and the amounts due to him by virtue of the termination of his employment due by law (vacation not taken, thirteenth and fourteenth monthly salary installments, severance pay). The latter indemnities are equal to                     gross.

C) Mr.                     simply reserves the right to carry out an accounting check upon the exactness of the calculations relative to the indemnities and amounts due to him at the end of his employment as soon as he has checked the relating salary details.

3.   Incentive to leave the Company.

The Company shall also pay to Mr.                     the sum of USD                     gross (and thus                     net) by way of incentive to leave the Company as provided by Art. 12, paragraph 4, lett. b) of Law n. 153 of April 30, 1969 as amended by Art. 6 of Legislative Decree n. 314 of September 2, 1997 n. 314. As Mr.                     is more than 55 years of age the above sum will be taxed at the same tax rate as severance pay (T.F.R.) reduced by one half, as provided under Art. 17, 4th paragraph of Presidential Decree n. 917 of December 22, 1986.

4.   Ways and terms of payment.

The sum indicated in point 2B (amounts due upon termination of his employment) shall be paid as soon as the relative figures are available, but in any event by and no later than                    . The sum indicated in point 3 above shall be paid to Mr.                     through                     upon execution of the minutes of settlement before the Direzione del Lavoro of                    , which the Company has already asked for the parties to be summoned.

5.   Waivers.

With the full and due fulfillment of all the obligations contained in this agreement the parties declare that they do not have anything further to claim from each other and that they waive any claim or request in any way connected or associated with or even caused by the employment relationship with the manager and its termination and thus by way of example only also waive any claim relative to a different seniority, to salary arrears of any nature and type, to further damages also under articles 2116, 2103 and 2087 Civil Code.

In particular, Mr.                     waives any claims for compensation and thus, by way of example only, for biological damages, damages from demotion, damage to his personal life, damage to health, patrimonial damage, moral damage for mobbing, both direct and indirect past, present and future.

Finally the Company vis-à-vis such waivers, declares that it will hold Mr.                     harmless against any liability which he may have incurred in the lawful performance of his duties during his employment with the Company.

The fulfillment of the conditions set forth in the above points, in accordance with the mutual intent of making this agreement a general and all inclusive settlement, will remove the grounds for any claim past, present or future, which is based, in any way on the relationship between the parties as indicated above.

The lawyers of the parties sign this settlement by way of waiver to their joint and several right under article 68 LPF.

Read Confirmed Signed.